Exhibit 10.19

April 26, 2022

Tim Bulow
[email]

Dear Tim,

On behalf of Mission Produce, Inc. (the Company), I am pleased to formally extend our offer of employment to you for the position of President and Chief Operating Officer, reporting to Stephen Barnard, our Chief Executive Officer, with a start date no later than August 1, 2022. It is with great excitement to know you will exemplify our Core Values which are Fun, Innovative, Reliable, Successful and Trustworthy. The following outlines the terms of our offer, pending formal approval from the Compensation Committee:
Compensation
a)    Your annual base salary will be $475,000.00 and will be paid in accordance with our bi-weekly payroll disbursement schedule.
b)    You will be eligible to participate in our performance-based annual cash incentive program. Your target bonus is 75% of your base annual salary. Actual payout amounts are based on Company and individual performance. The annual cash incentive is payable after the completion of the fiscal year in accordance with our standard practice.
For fiscal 2022, your actual payout will be based on our 2022 annual cash incentive plan, but we will guarantee a minimum payout of 50% of your target bonus potential, pro-rated based on the number of months between your start date and October 31, 2022.

c)    You will receive a biweekly car allowance of $881.00 ($22,906.00 annually).
d)    You will be eligible to participate in our long-term equity incentive plan, with such terms approved by our Compensation Committee, beginning with fiscal 2023. You will receive a guaranteed award amount of $500,000.00 for fiscal 2023. All equity awards made under our long-term equity incentive plan shall be subject to our Mission Produce, Inc. 2020 Incentive Award Plan.
e)    You will receive a cash signing bonus in the amount of $350,000.00. If you voluntarily terminate your employment, or if your employment is terminated for cause prior to the expiration of three years from your effective date of hire, you must repay this cash signing bonus on a pro-rated basis based on the length of time between your departure from the Company and the date that is three years from the effective date of hire.
f)    If needed, Mission Produce will provide you and your family with temporary housing for a maximum of three months. The Company will also reimburse you for reasonable, documented, out-of-pocket expenses associated with one relocation trip to California in May 2022.

g)    Mission Produce will pay you and your family’s medical, dental and vision premiums at 100%. Our current healthcare provider is through Anthem Blue Cross.

Tim Bulow Offer Letter
Benefits
As a full time employee, you are entitled to the following company provided benefits:

a)    You will earn and accrue 6.77 hours per pay period beginning with your first day of employment.
You are eligible to accrue up to 176 total hours or 22 days and a maximum accrual of 352 hours or 44 days. PTO time will be available and may be used in accordance with the terms of the Company’s PTO policy.

b)    You will be eligible for medical, dental, vision, and flexible spending plans effective on the first of the month following date of hire. Our current healthcare provider is through Anthem Blue Cross. We will provide you reasonable assistance and will cover any reasonable out of pocket expenses associated with obtaining health insurance coverage prior to your start date as necessary.

c)    You will be eligible for our Company Sponsored Plans: Life and AD & D insurance at 1.5 times your Basic Annual Earnings and Long-Term Disability with a monthly benefit equal to 60% of monthly pre-disability pay, up to a maximum of $6,000.00 per month.

d)    You will be eligible to participate in the Company’s 401(k) Plan through Fidelity Investment on October 1, 2022. We match 100% of the first 3% in eligible compensation deferred and 50% of the next 2% in eligible compensation deferred. You are 100% vested immediately on the employer match.

e)    You will be eligible for our Company’s Deferred Compensation Plan through Lockton. This exclusive plan provides an opportunity to defer salary and/or incentive compensation on a pretax basis to assist with your personal tax planning and funding of future retirement income. You will be eligible to enroll the first of the month following 30 days of employment.

    You can elect up to a maximum of 90% of your base salary.
    You can elect 10% to 100% of your annual bonus.

f)    You are eligible for (6) paid holidays and ½ day on Christmas Eve and New Year’s Eve.

Neither the policies nor practices described in this document, nor the document itself, create an express or implied contract of employment or any other contractual commitment. The Company may modify the terms outlined herein at its sole discretion without notice, at any time, consistent with applicable law. Employment with the Company is on an at-will basis, which means that either you or the Company may terminate the employment relationship at any time for any or no reason, consistent with applicable law.

We believe you will find our environment to be challenging, stimulating, and rewarding. Please sign and return the offer within three (3) business days.  This offer of employment will lapse at that time.

Upon execution, please return the signed letter by emailing a copy to me at sbarnard@missionproduce.com with a copy to Joanne Wu at jwu@missionproduce.com.

Tim Bulow Offer Letter

I am confident that you will undoubtedly be instrumental to our business. I look forward to working with you in this new capacity. Please feel free to contact me directly if you have questions.

Sincerely,

/s/ Stephen J. Barnard

Stephen J. Barnard
Chief Executive Officer

I acknowledge receipt of this offer. I have read and understand the conditions of employment. By signing below, I have agreed and accepted the terms and conditions of your offer as stated above.

/s/ Tim Bulow                                4/27/2022

Tim Bulow                Date